UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2007

RESOURCE AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-4408	72-0654145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

     One Crescent Drive, Suite 203, Philadelphia, Pennsylvania  19112
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (215) 546-5005
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

        On November 19, 2007 LEAF Financial Corporation and LEAF Funding, Inc., each indirect subsidiaries of ours, entered into an Asset Purchase Agreement with Dolphin Capital Corp. and Lehman Brothers Bank, FSB, to acquire substantially all of the assets of Dolphin Capital Corp., a small-ticket equipment leasing company. We had previously described the purchase agreement in our Current Report on Form 8-K dated as of November 19, 2007. In that Current Report, we indicated that we expected to assign the rights to acquire substantially all of the equipment and equipment leases to LEAF Equipment Leasing Income Fund III, L.P., an investment partnership sponsored by LEAF Financial Corporation. On November 30, 2007, we did assign such rights to the investment partnership, and together we closed the transactions contemplated in the purchase agreement.

       The aggregate purchase price for the assets was approximately $171 million in cash. Of such amount, approximately $169 million was paid by the investment partnership for the equipment and equipment leases owned by Dolphin Capital Corp. The remaining $2 million was paid by LEAF Financial Corporation for the real estate and the fixed assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.

Date: December 6, 2007	By:	/s/ Steven J. Kessler
Name: Steven J. Kessler
Title: Executive Vice President and Chief Financial Officer